Kellogg Company News

For Release: October 10, 2006
Media Contact: Kris Charles (269) 961-3799
Analysts Contact: Simon Burton (269) 961-6636

KELLOGG CHIEF MARKETING AND CUSTOMER OFFICER TO RETIRE
BATTLE CREEK, Mich. — Alan F. Harris, chief marketing and customer officer and executive vice president of Kellogg Company has announced his intention to retire at the end of January 2007.
     “For more than 20 years, Alan has served our company with distinction in leadership roles across the Kellogg world,” said Kellogg chairman and chief executive officer, Jim Jenness. “He has traveled extensively and helped us to grow and develop our people, our brands and our businesses. We want to thank Alan for his dedicated service and leadership in driving commercial ideas across categories and countries for our company.”
     Harris joined Kellogg Company in Manchester, England, in 1984 as a product manager. Since that time, he has held a variety of leadership positions at both the country, regional, international and global level. He was named to the Executive Leadership Team in 1997 and was a key driver in the renewed growth of the company.
     A successor to Harris has not yet been named, Jenness said.
About Kellogg Company
     With 2005 sales in excess of $10 billion, Kellogg Company (NYSE: K) is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, frozen waffles and meat alternatives. The Company’s brands include Kellogg’s, Keebler, Pop-Tarts, Eggo, Cheez-It, Club, Nutri-Grain, Rice Krispies, All-Bran, Special K, Mini-Wheats, Chips Deluxe, Sandies, Morningstar Farms, Famous Amos and Kashi. Kellogg products are manufactured in 17 countries and marketed in more than 180 countries around the world. For more information, visit the Kellogg Company web site at www.kelloggcompany.com.
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